Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: October 4, 2022	MAVEN INVESTMENT PARTNERS LTD

	By:	/s/ IAN MARK TOON
IAN MARK TOON, DIRECTOR

Date: October 4, 2022		/s/ IAN MARK TOON
IAN MARK TOON

Date: October 4, 2022		/s/ IVAN IVANOV KOEDJIKOV
IVAN IVANOV KOEDJIKOV

Date: October 4, 2022		/s/ BENJAMIN NUR HUDA
BENJAMIN NUR HUDA